FOR IMMEDIATE RELEASE	January 22, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

SAVANNAH, GA

Freehold, New Jersey…. January 22, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 831,764 square foot industrial building located at 590 Northport Parkway, Savannah, GA at a purchase price of $57,483,636. The property is net-leased for 10 years to Shaw Industries, Inc., a Georgia corporation. The building is situated on approximately 62.4 acres.

Michael P. Landy, President and CEO, commented, “We are extremely pleased to announce this new acquisition. Shaw Industries is one of the largest flooring manufacturers and suppliers in the world. They are a wholly-owned subsidiary of Berkshire Hathaway. The Port of Savannah is the fourth largest port in the U.S. and is the fastest growing port in North America. The Port of Savannah has already benefited from increased market share as a direct result of the recently expanded Panama Canal.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 109 properties containing a total of approximately 19.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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